Exhibit 99.2

Investor Supplement Second Quarter 2012 Update

* Forward-Looking Statements Certain statements made by Meadowbrook Insurance Group, Inc. in this presentation may constitute forward-looking statements including, but not limited to, those statements that include the words "believes," "expects," "anticipates," "estimates," or similar expressions. Please refer to the Company's most recent 10-K, 10-Q, and other Securities and Exchange Commission filings for more information on risk factors. Actual results could differ materially. These forward-looking statements involve risks and uncertainties including, but not limited to the following: the frequency and severity of claims; uncertainties inherent in reserve estimates; catastrophic events; a change in the demand for, pricing of, availability or collectability of reinsurance; increased rate pressure on premiums; obtainment of certain rate increases in current market conditions; investment rate of return; changes in and adherence to insurance regulation; actions taken by regulators, rating agencies or lenders; obtainment of certain processing efficiencies; changing rates of inflation; and general economic conditions. Meadowbrook is not under any obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise. Notes on Non-GAAP Financial Measures Net operating income is a non-GAAP measure defined as net income excluding after-tax realized gains and losses. Accident year combined ratio is a non-GAAP measure that the impact of any adverse or favorable development on prior year loss reserves. These non-GAAP metrics are common measurements for property and casualty insurance companies. We believe this presentation enhances the understanding of our results by highlighting the underlying profitability of our insurance business. Additionally, these measures are key internal management performance standards.

* YTD 2Q 2011 vs. 2Q 2012 Underwriting and Investing Activities Top line earned premium growth driven primarily by rate increases and maturation of existing business. Excluding prior year development, profit from underwriting activities has increased meaningfully year over year. Net Commissions & Fees Revenue increase driven primarily by a Michigan agency that was acquired in 4Q 2011. The increase in GS&A relates primarily to added expenses from the Michigan agency that was acquired in 4Q 2011. Other Expenses The 2011 results reflect a reduction in the accrual for variable compensation; excluding this item other expenses for 2012 were in line with 2011. Taxes The GAAP effective federal tax rate was approximately 15% for 2012 compared to approximately 24% in the prior year. The lower tax rate primarily reflects tax exempt interest accounting for a larger portion of pre-tax income in 2011. The effective tax rate for full year 2012 is expected to be approximately 15%.

* YTD 2Q 2011 vs. 2Q 2012 Combined Ratio Analysis Loss and LAE Ratio The 2012 loss and LAE ratio includes 9.5 points of unfavorable development compared to 0.7 points of favorable development in 2011. The 2012 accident year loss and LAE ratio improved 0.6 points to 64.4% from 65.0% in 2011; the improvement reflects a lower level of storm losses in the current year. Expense Ratio The 2012 expense ratio improved 1.6 points in comparison to the prior year. The decrease reflects a reduction in profit share commissions and leveraging of fixed costs over a larger premium base. These improvements were partially offset by a decrease in the accrual for variable compensation that reduced policy acquisition expenses in 2011.

* ROAE (Net Operating Income) Components 2012 Forecasted Return on Average Equity

* ROAE & Combined Ratio Illustration We strive to deliver predictable earnings across the market cycle with a return on average equity target of 10% - 17%; we view this objective relative to risk free and reinvestment rates. 2012 Guided Range – Our 2012 guided range translates into an ROAE range of 4.6% to 5.1%.

Investment Portfolio Review

We maintain a high-quality, low-risk investment portfolio.

- Low equity risk exposure
  - 98% fixed income and cash
  - 2% equity
- High credit quality
  - 99% of bonds are investment grade
  - Average S&P rating of AA/Moody's of Aa3
- Interest Rate Risk Protection
  - Hold to maturity
  - High credit quality = low historical impairments
  - Access to additional capital if needed

Portfolio Allocation and Quality

$'s in (000's)	% Allocation 12/31/2011	Fair Value	Gross Unrealized Gain Position	Avg. Moody's	Avg. S&P
Fixed Income					
US Government and Agencies	*2%*	$ 22,366	$ 1,856	Aaa	AA+
Corporate	*36%*	$ 509,069	$ 39,299	A2	A
Mortgage and Asset Backed	*16%*	$ 219,058	$ 14,752	Aaa	AA+
Municipal	*44%*	$ 606,002	$ 49,737	Aa2	AA+
Preferred Stock Debt	*0%*	$ 2,254	$ 330	Ba2	BB
Total Fixed Income	98%	$1,358,749	$ 105,974		
Equities					
Preferred Stock	*1%*	$ 12,147	$ 1,734		
Mutual Funds	*1%*	$ 15,027	$ 264		
Total Equities	2%	$ 27,174	$ 1,998		

NOTE: *Data above as of December 31, 2011*

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* Government and Agency – December 31, 2011 Profile Summary Profile $22.4M market value; approximately 2% of the managed portfolio Rated Aaa by Moody’s and AA+ by S&P December 31, 2011 unrealized gain was $1.9M Average investment yield: 3.2% Government & Agency vs. Entire Portfolio

* Corporate Fixed Income – December 31, 2011 Profile Summary Profile $509.1M market value; 36% of the investment portfolio December 31, 2011 unrealized gain was $39.3M. Average investment yield: 4.3% Quality Indicators Corporate vs. Entire Portfolio Corporate Profile Corporates Average Quality A Investment Grade 100% A-/A3 or Better 78% AII BBB and Baa 22% Not Rated 0% Non Investment Grade 0% Consumer Non-Cyclical 19.2% Banking 13.1% Energy 10.2% Electric 10.2% Basic Industry 9.9% Capital Goods 6.9% Technology 6.6% Consumer Cyclical 5.7% Communications 5.0% Natural Gas 3.7% All Other Sectors 9.5%

* Corporate Fixed Income – December 31, 2011 Profile Summary Profile $509.1M market value; 36% of the investment portfolio December 31, 2011 unrealized gain was $39.3M. Average investment yield: 4.3% Quality Indicators Corporate vs. Entire Portfolio Corporate Profile Corporates Average Quality A Investment Grade 100% A-/A3 or Better 78% AII BBB and Baa 22% Not Rated 0% Non Investment Grade 0% Consumer Non-Cyclical 19.2% Banking 13.1% Energy 10.2% Electric 10.2% Basic Industry 9.9% Capital Goods 6.9% Technology 6.6% Consumer Cyclical 5.7% Communications 5.0% Natural Gas 3.7% All Other Sectors 9.5%

* Municipal Bonds – December 31, 2011 Profile Summary Profile $606.0M market value; 44% of the investment portfolio December 31, 2011 net unrealized gain was $49.7M Tax exempt unrealized gain $44.9M Taxable unrealized gain $ 4.8M Average tax equivalent yield: 5.4% Quality Indicators & Geographic Distribution Municipals vs. Entire Portfolio State % of Municipal Allocation Texas 7.5% Washington 6.8% New York 6.1% Tennessee 4.2% Colorado 3.8% Arizona 3.6% Virginia 3.4% Nevada 3.4% Oregon 3.2% Indiana 3.1% All other 54.9%

* Municipal Bonds – December 31, 2011 Profile Summary Profile $606.0M market value; 44% of the investment portfolio December 31, 2011 net unrealized gain was $49.7M Tax exempt unrealized gain $44.9M Taxable unrealized gain $ 4.8M Average tax equivalent yield: 5.4% Quality Indicators & Geographic Distribution Municipals vs. Entire Portfolio State % of Municipal Allocation Texas 7.5% Washington 6.8% New York 6.1% Tennessee 4.2% Colorado 3.8% Arizona 3.6% Virginia 3.4% Nevada 3.4% Oregon 3.2% Indiana 3.1% All other 54.9%

* Structured Securities – December 31, 2011 Profile Summary Profile $219.1M market value; 16% of the managed portfolio December 31, 2011 unrealized gain was $14.8M RMBS unrealized gain $11.3M CMBS unrealized loss $ 2.3M ABS unrealized loss $ 1.2M Average investment yield: 5.1% Quality Indicators Structured vs. Entire Portfolio Structured Profile

* Equities – December 31, 2011 Profile Summary Profile $27.2million market value; 2% of the managed portfolio December 31, 2011 unrealized gain was $2.0M Preferred stock unrealized gain $1.7M Bond mutual fund unrealized gain $0.3M Average tax equivalent yield: 8.8% Equities vs. Entire Portfolio Equity Mix

* W/C Accident Year Loss & ALAE Analysis Rollforward of Loss & ALAE Ratio (2009AY to 2011AY) NOTE: See next page for explanations A through E. *2009 and 2010 re-estimated AY loss & ALAE ratios reflect reserve adjustments made following the accident year based on new loss development information gathered subsequent to the accident year through 12/31/2011 as reflected in our insurance subsidiaries’ 2011 Combined Annual Statement Schedule P.

* W/C Accident Year Loss & ALAE Analysis NOTE: The following explanations relate to loss & ALAE rollforward on the prior page. A: The 2009 AY results reflect a single large claim that added $2.7M, or 1.6% to the loss & ALAE ratio. B: When new programs are initiated there can be timing issues that impact schedule P. Schedule P reports all claims in the accident year based on the claim date. Earned premium is recorded in the accounting period in which it is booked. Therefore, there could be a mismatch of losses and premiums within schedule P between two accident years. This was the case in our 2009AY and 2010AY schedule P as we initiated a large new program in the second half of 2009. From a schedule P perspective, there were fewer months of net earned premium as compared to loss and ALAE for the 2009AY. Adjusting schedule P for this timing difference, our 2009AY would have improved by 1.9%. Please note, the timing difference referred to does not impact the comparability of our GAAP financial results, rather it is just an anomaly that needs to be adjusted for when analyzing schedule P. C: The remainder of the improvement between the 2009AY and the 2010AY was driven primarily by a shift in premium volume, as new business that was added in 2010 had a lower loss & ALAE ratio than the prior year (NOTE: NEP increased from $163.8M in 2009 to $275.6M in 2010, driven primarily by two large programs that were initiated in the second half of 2009). D: In 2011 we initiated efforts to remediate two programs that were not meeting our targets through significant price increases and reducing the premium volume for this business through tightening underwriting standards. These efforts enhanced our 2011 AY loss & ALAE ratio by 1.8%. E: The remaining improvement in the 2011AY & ALAE loss ratio is driven primarily by earned rate increases that have been obtained and outpace increasing loss costs in combination with underwriting actions taken (NOTE: NEP increased from $275.6M in 2010 to $306.1M in 2011).

* W/C Accident Year Loss & ALAE Analysis Since May of 2009, we have achieved cumulative rate increases of 41.5% on our California workers’ compensation business, along with meaningful increases in Florida and New Jersey. *NOTE: The filed rate changes presented above are on a written basis. there is a lag between written and earned premium. To illustrate, the 2010 rate increases would have a larger benefit to the 2011AY vs. the 2010 AY as these rate increases earn out on a pro rata basis over the life of the policy. Summary of Key Filed W/C Rate Increases by State*